UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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Daktronics, Inc.
(Name of Registrant as Specified in its Charter)

____________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DAKTRONICS, INC.
201 Daktronics Drive
Brookings, South Dakota 57006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
September 4, 2024

Time	4:30 p.m. Central Daylight Time on Wednesday, September 4, 2024

Place	Daktronics, Inc. (the "Company")
201 Daktronics Drive
Brookings, South Dakota 57006

Items of Business	1.	To elect three Directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2027 or until his or her successor is duly elected and qualified.
	2.	To approve, on an advisory (non-binding) basis, the Company's compensation of its named executive officers.
	3.	To ratify the appointment of Deloitte & Touche, LLP as the Company's independent registered public accounting firm for the Company for fiscal 2025.

Record Date	You are entitled to notice of and to vote at the Annual Meeting if you were a shareholder of record at the close of business on July 8, 2024.

Annual Meeting	All shareholders are invited to attend the Annual Meeting in person with proof of ownership, such as your last broker or EQ Shareholder Services statement, and government-issued identification.

Voting by Proxy	Even if you plan to attend the Annual Meeting, please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Shareholders may vote their shares:
	1.	over the Internet;
	2.	by written ballot at the Annual Meeting;
	3.	by telephone; or
	4.	by mail.

For specific instructions, refer to the procedural matters section of the Proxy Statement or to the voting instructions on the proxy card, both of which accompany this notice.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT AUGUST 1, 2024.

By Order of the Board of Directors,

Carla S. Gatzke
Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE DAKTRONICS, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 4, 2024.

This notice and the accompanying Proxy Statement, proxy card and our Fiscal 2024 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended April 27, 2024, are available at our cookies-free website at investor.daktronics.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, shareholders may access these materials at the cookies-free website indicated in the Notice of Internet Availability of Proxy Materials that you received in connection with this notice and the accompanying Proxy Statement.

Daktronics, Inc.

DAKTRONICS, INC.

PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General
The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of Daktronics, Inc., a South Dakota corporation, for use at our 2024 Annual Meeting of Shareholders and any adjournments or postponements thereof (the "Annual Meeting") scheduled to be held on Wednesday, September 4, 2024 at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota at 4:30 p.m. Central Daylight Time, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy, together with our Fiscal 2024 Annual Report to Shareholders, are being made available to shareholders on the Internet or are being mailed on or about August 1, 2024 to shareholders entitled to vote at the Annual Meeting.

All shareholders are invited to attend the Annual Meeting in person with proof of ownership, such as your last broker or EQ Shareholder Services statement, and government-issued identification.

In this Proxy Statement, "Daktronics", "Company", "registrant", "we", "us" and "our" refer to Daktronics, Inc.

Shareholders Entitled to Vote; Record Date
Only shareholders of record at the close of business on July 8, 2024 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 46,342,072 shares of our common stock, no par value (the "Common Stock"), outstanding and entitled to vote held by 848 shareholders of record.

Notice of Internet Availability of Proxy Materials
We are making proxy materials for the Annual Meeting available over the Internet. Therefore, we are mailing to the majority of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. The notice is entitled "Notice of Internet Availability of Proxy Materials." All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. Our proxy materials may also be accessed on our cookies-free website at www.daktronics.com by selecting "Investors" at the bottom of the website under "Our Company" and then "Annual Reports and Proxy" under the heading "Financial Information." We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability of Proxy Materials.

Voting at the Annual Meeting; Vote Requirements
The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, represented for any purpose at the Annual Meeting, will constitute a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Each share is entitled to one vote on all matters submitted to a vote.

However, with respect to only the election of Directors, shareholders have cumulative voting rights. Every shareholder will have the right to cast a number of votes equal to the number of Directors to be elected at the Annual Meeting multiplied by the number of shares the shareholder is entitled to vote. Shareholders may cast all votes for one nominee or distribute the votes as they choose among two or more nominees. Shares abstaining will be treated as not voted.

A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Because there are three seats up for election, the three Directors receiving the most "FOR" votes will be elected to the Board at the Annual Meeting. Only votes "for" or "withheld" affect the outcome. Abstentions and broker non-votes will have no effect on the outcome of the election of Directors. The affirmative vote of a majority of the voting power of the shares of Common Stock present and entitled to vote and represented at the Annual Meeting at the time of the vote, either in person or by proxy, assuming a quorum is present, is required to approve the other proposals. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter. If a signed proxy is returned by a broker, bank, trustee, or other nominee holding shares in "street name," and it indicates that the broker, bank, trustee, or other nominee does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

Counting Votes
The inspector of election appointed for the Annual Meeting will count the votes cast by proxy or in person at the Annual Meeting.

Brokers, banks, trustees, or other nominees who hold shares in street name for customers will not be able to vote the shares without instructions from their customers with respect to any of the proposals, other than the proposal to ratify the selection of our auditors (Proposal Three of this Proxy Statement). Shares for which brokers, banks, trustees, or other nominees have not received instructions, and which therefore are not voted, with respect to a particular proposal are referred to as "broker non-votes" with respect to that proposal. Abstentions will not affect the outcome of the vote on Proposal One and will have the same effect as a vote "AGAINST" on Proposal Two and Proposal Three. Broker non-votes will not affect the outcome of Proposal One and will have the same effect as a vote "AGAINST" on Proposal Two and Proposal Three.

How Votes are Submitted
If the shares of Common Stock are held directly in the name of the shareholder, he or she can vote on matters to come before the Annual Meeting:

•	by completing, dating and signing the proxy card and returning it to us in the postage-paid envelope provided for that purpose, if the shareholder has received a paper copy of a proxy card;

•	by written ballot at the Annual Meeting;

•	by telephone, by calling 1-866-804-9616; or

•	by Internet, at www.AALvote.com/DAKT.

Shareholders whose shares of Common Stock are held in "street name" must either direct the record holder of their shares as to how to vote their shares of Common Stock or obtain a proxy from the record holder to vote at the Annual Meeting. "Street name" shareholders should check the voting instruction cards used by their brokers, banks, trustees, or other nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Participants in the Daktronics, Inc. 401(k) Plan (the "401(k) Plan") who hold Common Stock in the 401(k) Plan are entitled to instruct the trustee of the 401(k) Plan as to how to vote their shares. Each participant will receive a Notice of Internet Availability of Proxy Materials, similar to the notice received by the registered holders described above. Each participant will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice as described above. The participants can vote on matters as described above. The votes will then be tabulated and submitted for vote by the trustee for the 401(k) Plan. If a participant does not timely vote, the trustee will vote the shares allocated to that participant in the same proportion as the shares that are voted by all other participants under the 401(k) Plan.

Proxies
All shares entitled to vote and represented by properly submitted proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies if they are not revoked before the vote as described below. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment to the extent permitted under Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by:

•	delivering a written notice of revocation to the Secretary of the Company;

•	submitting another proxy bearing a later date;

•	voting by telephone or via the Internet after a prior telephone or Internet vote; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting alone will not itself revoke a proxy).

Appraisal or Dissenters' Rights
Applicable South Dakota law, the Company's Amended and Restated Articles of Incorporation with Articles of Amendment (collectively, the "Articles"), and its Amended and Restated Bylaws do not provide for appraisal or other similar rights for dissenting shareholders in connection with any of the proposals set forth in this Proxy Statement. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with such proposals.

Expenses of Solicitation
All expenses of this solicitation by the Company, including the cost of preparing and mailing this Proxy Statement, will be borne by us. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our Directors, officers and employees may also solicit proxies in person or by telephone, email, letter or facsimile. Such Directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged Alliance Advisors LLC ("Alliance Advisors") to assist with the solicitation of proxies for an estimated fee of $40,000 plus approved disbursements and out-of-pocket expenses. We have agreed to indemnify Alliance Advisors and its affiliates against certain claims, liabilities, losses, damages and expenses arising out of our agreement with Alliance Advisors. Alliance Advisors does not beneficially own any of our securities, and it has not purchased or sold any of our securities during the past two years. To our knowledge, there is no information regarding the Alliance Advisors or any of its affiliates or associated required to be set forth in this Proxy Statement that is not set forth herein.

Procedure for Submitting Shareholder Proposals
Shareholders may present proper proposals for inclusion in our proxy materials for consideration at the next annual meeting of our shareholders by submitting their proposals to us in a timely manner. In order to be included in our proxy materials for the next annual meeting, shareholder proposals must be received by us no later than April 3, 2025 and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. If a shareholder would like to nominate a Director or bring other business before the shareholders at the next annual meeting of our shareholders without including the proposal in our proxy statement, we must receive notice of the proposal on or before June 17, 2025, and the shareholder must otherwise comply with Rule 14a-4(c) under the Exchange Act. Notices of intention to present proposals at the 2025 annual meeting of shareholders should be addressed to the Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006.

At the date of this Proxy Statement, the Company knows of no other business that may be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment to the extent permitted under Rule 14a-4(c) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock as of July 8, 2024 by each of our Directors; by each "Named Executive Officer" named in the Summary Compensation Table; by all Named Executive Officers and all Directors as a group; and by each shareholder who is known by us to own beneficially more than five percent of our outstanding shares of Common Stock.

Name and Address of Beneficial Owners[1]	Note	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Shares(2)
5% Beneficial Owners:	(15)
BlackRock, Inc.	(16)	2,888,718	6.2%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors LP	(17)	2,451,404	5.3%
Building One, 6300 Bee Cave Road
Austin, TX 78746
Duquesne Family Office, LLC	(18)	2,493,605	5.4%
40 West 57th Street, 25th Floor
New York, NY 10019
Dr. Aelred J. Kurtenbach	(19)	2,777,288	6.0%
Named Executive Officers and Directors:
Reece A. Kurtenbach	(3)	693,610	1.5%
Howard I. Atkins	(4)	23,986	*
Kevin P. McDermott	(5)	87,305	*
John P. Friel	(6)	82,657	*
Dr. José-Marie Griffiths	(7)	50,335	*
Shereta D. Williams	(8)	36,345	*
Lance D. Bultena	(9)	36,345	*
Andrew D. Siegel	(10)	1,301,659	2.8%
Sheila M. Anderson	(11)	105,864	*
Bradley T. Wiemann	(12)	186,345	*
Matthew J. Kurtenbach	(13)	306,205	*
Carla S. Gatzke	(14)	838,783	1.8%
All Directors and all Named Executive Officers as a group (12 persons, consisting of those named above)		3,749,439	8.1%
* Less than one percent

(1)	Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.

(2)
Applicable percentage ownership is based on 46,342,072 shares of Common Stock outstanding as of July 8, 2024. In computing the number of shares of Common Stock beneficially owned by a person or group and the percentage ownership of that person or group, we deemed outstanding shares of Common Stock subject to options held by that person or group that are currently exercisable, options held by that person or group that are exercisable within 60 days of July 8, 2024, and restricted stock awards that are scheduled to vest within 60 days of July 8, 2024. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(3)
Includes 112,281 shares subject to options, 33,502 shares held through the 401(k) Plan, 17,400 shares held by his spouse, 44,800 shares held by his children, and 4,812 shares of restricted stock which vest within 60 days from July 8, 2024.

1

(4)	Includes 6,319 shares of restricted stock which vest on August 23, 2024.

(5)	Includes 6,319 shares of restricted stock which vest on August 23, 2024.

(6)	Includes 6,319 shares of restricted stock which vest on August 23, 2024.

(7)	Includes 6,319 shares of restricted stock which vest on August 23, 2024.

(8)	Includes 6,319 shares of restricted stock which vest on August 23, 2024.

(9)	Includes 6,319 shares of restricted stock which vest on August 23, 2024.

(10)
Includes 6,319 shares of restricted stock which vest on August 23, 2024 and 1,265,392 shares owned by Prairieland Holdco, LLC ("PLH"). Mr. Siegel is the sole member and president of Prairieland MM, LLC. which is the manager of PLH.

(11)	Includes 61,207 shares subject to options, 8,523 shares held through the 401(k) Plan and 2,246 shares of restricted stock which vest within 60 days from July 8, 2024.

(12)	Includes 37,707 shares subject to options, 597 shares held by his spouse and 2,246 shares of restricted stock which vest within 60 days from July 8, 2024.

(13)	Includes 48,100 shares subject to options, 39,100 shares held by his children and 2,246 shares of restricted stock which vest within 60 days from July 8, 2024.

(14)
Includes 58,687 shares subject to options, 180,390 shares held through the 401(k) Plan, 90,000 shares held by her spouse, 15,005 shares held by her child and 2,246 shares of restricted stock with which vest within 60 days from July 8, 2024.

(15)	To the Company's knowledge, except as noted in the table above, no person or entity is the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock.

(16)
Data based on an Amendment to Schedule 13G filed by the shareholder with the Securities and Exchange Commission (the "SEC") on January 29, 2024. As set forth in the Amendment to Schedule 13G, Blackrock, Inc. has sole voting power as to 2,838,746 of these shares and sole dispositive power as to all 2,888,718 shares.

(17)
Data based on an Amendment to Schedule 13G/A filed by the shareholder with the SEC on February 9, 2024. As set forth in the Amendment toSchedule 13G/A, Dimensional Fund Advisors LP has sole voting power as to 2,382,842 of these shares and sole dispositive power as to all 2,451,404 shares.

(18)
Data based on an Amendment to Schedule 13G filed by the shareholder with the SEC on May 9, 2024. As set forth in the Amendment to Schedule 13G, Duquesne Family Office, LLC has shared voting and dispositive power as to all 2,493,605 of these shares.

(19)
Includes 848,488 shares held by his spouse, Irene Kurtenbach, and 721,675 shares held in Medary Creek LLLP. Medary Creek LLLP is a limited liability limited partnership of which Aelred and Irene Kurtenbach are the general partners. The address for Aelred and Irene Kurtenbach and Medary Creek LLLP is 47209 220th Street, Brookings, SD 57006. Aelred J. Kurtenbach is a founder of the Company and its former Chairperson, President and Chief Executive Officer.

PROPOSAL ONE
ELECTION OF DIRECTORS

General
The Board consists of eight individuals divided into three classes serving staggered three-year terms of office. There are three Directors (John P. Friel, Reece A. Kurtenbach, and Shereta D. Williams) whose term will expire at the Annual Meeting; three Directors (Kevin P. McDermott, Andrew D. Siegel and Howard I. Atkins) whose terms will expire in 2025; and two Directors (Dr. José-Marie Griffiths and Lance D. Bultena) whose terms will expire in 2026.

The Nominating and Corporate Governance Committee of the Board (the "Nominating Committee") has recommended to the Board that John P. Friel, Reece A. Kurtenbach, and Shereta D. Williams be nominated for re-election at the Annual Meeting for three-year term that expires on the date of the Annual Meeting of Shareholders in 2027 or until his or her successor is duly elected and qualified, and the Board has approved the recommendation.

Vote Required
See "Procedural Matters – Voting at the Annual Meeting: Vote Requirements" for a description of the votes required for the election of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW FOR DIRECTORS.

Directors and Nominees for Director
The following table sets forth the name, age and certain other information about each nominee for Director as of the Record Date, all of whom are currently serving as Directors of the Company:

Name	Age	Principal Occupation	Committees Served On
John P. Friel	70	Director at Preservation Technologies LLC; Board Member at Vascor, Inc.; Board Member at Magvation, Inc.; and Senior Partner at Mikan Group	Compensation Committee - Chair; Audit Committee
Reece A. Kurtenbach	59	President and Chief Executive Officer at Daktronics, Inc.
Shereta D. Williams	50	Senior Vice President Growth Operational at Cox Enterprises, Inc.	Compensation Committee; Audit Committee; Strategy and Risk Committee

Each of the Company's nominees has consented to (i) serve as a nominee, (ii) be named as a nominee in this Proxy Statement, and (iii) serve as a director if elected. Except as described elsewhere in this Proxy Statement, none of our directors, director nominees, officers, or any of their associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, other than elections to office.

John P. Friel (70) has been a Director of the Company since September 2015 and has served on the Audit Committee since September 2015 and on the Compensation Committee of the Board since October 2016. Mr. Friel was named Compensation Committee Chair on September 1, 2020. Mr. Friel served for 30 years in various capacities at MEDRAD, Inc., a global company that designs, develops, manufactures, sells, and supports medical devices. MEDRAD is an affiliate of Bayer, AG. He joined MEDRAD in the accounting area and earned a promotion to Treasurer and Vice President of Corporate Planning in 1986 and Vice President of Business Development in 1987. He served as Executive Vice President of Sales and Marketing from 1989 to 1995, Senior Vice President and General Manager from 1995 to 1998, and President and Chief Executive Officer from 1998 to 2010. MEDRAD received the Malcolm Baldrige National Quality Award twice during his tenure, once in 2004 and again in 2010. Mr. Friel retired as Chief Executive Officer of Vascor, Inc. in December 2019, and he has served as a member of its board of directors since June 2016. Vascor is a pre-clinical medical device development company. He also is currently a Director at Preservation Technologies L.P. and a Director at American Productivity and Quality Center ("APQC"). Mr. Friel is the Principal and Founder of Five Radicals, which focuses on Baldrige Performance Excellence, strategic planning, general business consulting to entrepreneurial medical device companies, and private equity business development opportunity search efforts. Mr. Friel is a director of Magvation, Inc., a medical device development company. Mr. Friel is a Senior Partner of the Mikan Group, a general management consulting company. He holds a Master of Arts in Law and Diplomacy from Tufts University and a Bachelor of Arts in Political Science and Bachelor of Science in Accounting from Pennsylvania State University. Mr. Friel brings to the Board extensive global general management knowledge and practice. He has strong experience in building and growing businesses, especially in technical product development and global expansions, which align with many of the Company's initiatives and strategies.

Reece A. Kurtenbach (59) was appointed as President and Chief Executive Officer ("CEO") and a Director of the Company effective on September 1, 2013 and has served as Chairman of the Board since September 2014. He served as Executive Vice President from 2012 until September 2013, Vice President for Live Events and International from 2007 to 2012, Vice President for Video Systems from 2004 until 2007, and manager for video products engineering from 1994 until 2004. Mr. Kurtenbach joined the Company in 1991 as an applications engineer focusing on large display projects. He also worked at the Company as a student employee with various responsibilities from 1983 to 1987. Mr. Kurtenbach holds a Bachelor of Science degree from South Dakota State University in Electrical Engineering, with minors in Mathematics and Computer Science. Mr. Kurtenbach is the son of Dr. Aelred Kurtenbach and brother of Matthew J. Kurtenbach and Carla S. Gatzke. The Board believes that Mr. Kurtenbach is an appropriate representative of management on the Board, given his position as a senior executive officer and his over 30 years of experience with the Company. In addition, Mr. Kurtenbach brings a wealth of industry experience to the Board.

Shereta D. Williams (50) has been a Director of the Company since September 2021, has since served on the Audit Committee and the Compensation Committee since September 2021, and has served on the Strategy and Risk Committee since March 2024. Ms. Williams is Senior Vice President Growth Operations of Cox Enterprises, Inc., a global communications, automotive, and media company, based in Atlanta, Georgia, and she has served in such capacity since 2021. She has held a variety of strategy, corporate development and business development roles within the Cox Enterprise, Inc. subsidiaries and groups, including Vice President Business Development from 2020 to 2021; President of Videa, LLC from 2014 through 2020; Vice President of Development for Cox Media Group from 2010 to 2013; and Director of Development and Digital Services for Cox Television from 2001 through 2006. In between the roles at Cox Enterprise, Inc., from 2006 through 2009, she was the managing director of the currency division for Maven Funds, a startup hedge fund in Atlanta, Georgia where she was responsible for managing traders, implementing automated trading systems, risk management and operations. She began her career working in investment banking as an analyst for mergers and acquisitions for Lazard Freres & Co, LLC from 1996 through 1998. She holds a Bachelor of Science degree in Electrical Engineering, with a concentration in Economics, from the Massachusetts Institute of Technology. Ms. Williams brings to the Board extensive knowledge in corporate development, strategy, and mergers and acquisitions, as well as operational leadership in the digital communications industry.

The identity of the remaining Directors whose terms do not expire at the Annual Meeting and certain information about them as of the Record Date are set forth below:

Kevin P. McDermott (70) has been a Director of the Company since June 2015 and has served on the Audit Committee of the Board as a member from August 2015 through September 2016 and as Chairperson of the Audit Committee since October 2016. Mr. McDermott has served on the Nominating Committee since March 2024. Mr. McDermott served as our Lead Independent Director from June 1, 2020 to October 17, 2023. Mr. McDermott retired from an international accounting firm, KPMG LLP, in the fall of 2013 after being with the firm for 33 years in various capacities, including audit engagement partner, SEC reviewing partner, professional practice partner, and in the firm’s Office of General Counsel. In addition to fulfilling professional obligations related to audits of financial statements and internal control over financial reporting, he assisted clients with financial and operational issues, acquisition due diligence, personnel performance, and corporate governance. In his capacity as SEC reviewing partner, Mr. McDermott performed concurring partner reviews of audits of financial statements and internal control over financial reporting for publicly-held audit clients. While in the Office of General Counsel, he provided assistance on a privileged basis to the firm and outside counsel in various SEC and Public Company Accounting Oversight Board investigations and third-party litigation matters. Mr. McDermott was appointed to the board of directors of Genesco Inc. (NYSE-GCO) effective February 1, 2016 and served on its Audit Committee. He completed his tenure as a Genesco board member in June 2023. Genesco is a publicly-traded retailer and wholesaler of branded footwear, apparel and accessories. From March 2019 through March 2020, Mr. McDermott served as Chief Audit Executive for Pinnacle Financial Partners, Inc., a publicly-held bank holding company located in Nashville, Tennessee. He holds a Bachelor of Science in Economics from South Dakota State University. Mr. McDermott brings significant expertise in the area of financial and internal control over financial reporting by publicly-traded companies. This expertise aligns with our responsibility and commitment to provide oversight for our shareholders relating to the integrity of our financial statements and related filings.

Andrew D. Siegel (58) has been a Director of the Company since September 2022 and has served on the Compensation Committee and Nominating Committee since September 2022. On October 17, 2023, Mr. Siegel was named by the Board as the Lead Independent Director. He currently manages Prairieland Holdco, LLC ("PLH"), whose sole member is TLI Bedrock, LLC ("TLI"), a private multi-strategy investment firm of which he is chief investment officer. In 2019, he co-founded and served as Executive Chairman of FourQ Systems, Inc., an enterprise financial technology company which was sold to Blackline, Inc. (NASDAQ:BL) in January 2022. Mr. Siegel was founding partner of Advance Venture Partners, the investment fund of global media company Advance Publications, Inc. He joined Advance in 2010 and, as Executive Vice President, Strategy and Corporate Development, was responsible for growth initiatives at the holding company and its operating units, including Condé Nast. He oversaw The Sports Business Journal/SBD until December 2019. Mr. Siegel joined Advance from Yahoo! Inc., where he led the digital media company’s corporate development team from September 2009 until December 2010. He previously was an executive with General Electric Company ("GE") and its financial arm, GE Capital, from 2004 until 2009. He joined GE upon its acquisition of InVision Technologies, Inc. (NASDAQ: INVN) in December 2004, where he had served as an executive officer since 2001. He began his career as a corporate lawyer at Skadden, Arps, Slate, Meagher & Flom, LLP in New York City. Andrew received a Bachelor of Arts from the Newhouse School of Public Communications at Syracuse University, a Master of Science degree from the Jewish Theological Seminary, and a juris doctor degree (JD) from New York University School of Law. He serves on the boards of the Park Avenue Synagogue and the Ashley Hope Foundation as well as those of several private companies. Mr. Siegel brings to the Board his experience in strategy, corporate development, law and finance.

Lance D. Bultena (61) has been a Director of the Company since September 2021 and has served on the Nominating Committee as a member from September 2021 to August 2022; and as Chairperson of the Nominating Committee from September 2022 to March 2024; as a member of the Audit Committee since September 2021; and as Chairperson of the Strategy and Risk Committee since inception of the committee in March 2024. Mr. Bultena is the Global Director of Thought Leadership at Hogan Lovells, a global law firm, where he is currently a senior counsel after serving as a partner for many years. He has been at the firm (and its predecessor Hogan & Hartson) since 1999. He was Counsel to the United States Senate Committee on Commerce, Science, and Transportation from 1995 to 1999. He received a doctorate (D. Phil) in Politics and a masters (M. Phil) in Economics from Oxford University which he attended as a Rhodes Scholar. He received a law degree (J.D.) from Harvard Law School and did his undergraduate study at the University of South Dakota. Dr. Bultena brings to the Board significant experience in helping businesses evaluate and address the challenges of technological change and public policy developments.

Dr. José-Marie Griffiths (72) has been a Director of the Company since September 2020. She has served on the Board's Compensation Committee since September 2020; on the Nominating Committee as a member from September 2020 to March 2024; and as Chairperson of the Nominating Committee since March 2024. She has served on the Strategy and Risk Committee since March 2024. Ms. Griffiths is president of Dakota State University, a public university, in Madison, South Dakota and has served in such capacity since July 2015. President Griffiths has spent her career in research, teaching, public service, corporate leadership, economic development, and higher education administration. She has served in presidential appointments to the National Science Board, the United States President’s Information Technology Advisory Committee, and the United States National Commission on Libraries and Information Science. In 2018, she was appointed as a member of the National Security Commission on Artificial Intelligence, part of the John S. McCain National Defense Authorization Act for 2019. She has led projects for over 28 United States federal agencies, such as the National Science Foundation, NASA, the Department of Energy, and various intelligence and military agencies, and over 20 major corporations, such as AT&T Bell Laboratories and IBM, in over 35 countries, and she has worked with seven major international organizations, including NATO and the United Nations. Dr. Griffiths has received over 20 significant awards in science, technology, teaching and the advancement of women in these fields. She holds a Bachelor of Science degree and a Doctor of Philosophy in Physics and Information Science from the University College London ("UCL"). She was a Post-Doctoral Fellow in Computer Science and Statistics and was recently awarded a Doctor of Science honoris causa from UCL. Dr. Griffiths brings to the Board expertise in a variety of new and emerging technologies, including cybersecurity and artificial intelligence, along with significant experience with both military and civilian federal agencies.

Howard I. Atkins (73) has been a Director of the Company since December 2022. He has served on the Board's Compensation Committee since December 2022, the Audit Committee since September 2023, and the Strategy and Risk Committee since March 2024. Mr. Atkins was appointed to the Board pursuant to the Cooperation Agreement dated as of July 23, 2022 (the "Cooperation Agreement") between the Company and Prairieland Holdco, LLC and its affiliates, including Andrew D. Siegel, who also is a member of the Company's Board. Mr. Atkins currently owns and manages HIA Capital, a business consulting and investment firm. In 2011, Mr. Atkins retired as the Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company, a banking and financial services company, where he was responsible for Wells Fargo’s financial management functions, investment portfolios, investor relations, capital management and corporate properties functions from 2001 to 2011. A 37-year veteran of the financial services industry, Mr. Atkins previously served as Executive Vice President and Chief Financial Officer of New York Life Insurance Company; Chief Financial Officer of Midlantic Corporation; and Corporate Treasurer of Chase Manhattan Bank. In addition, Mr. Atkins served as a Director for Occidental Petroleum Corporation from 2010 to 2019 and for Ingram Micro from 2004 to 2017. Mr. Atkins brings to the Board world-class financial management acumen and experience, especially in the areas of strategic development, margin improvement, and financing, which further enhances the Board's mix of perspectives.

Cooperation Agreement
The Company received a letter dated May 27, 2022, as amended May 31, 2022, from PLH which notified the Company of PLH's intent to nominate candidates to the Board, among other requests (the "Nomination Letter"). On July 23, 2022, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with PLH and its affiliates (collectively, the “Prairieland Group”).

Pursuant to the Cooperation Agreement, the Company agreed to nominate Andrew D. Siegel to the Board for election at the 2022 annual meeting of shareholders. Following the 2022 annual meeting of shareholders, the Board appointed Mr. Siegel to the Nominating Committee. On December 7, 2022, the Board of Directors expanded the size of the Board to eight members and appointed Howard I. Atkins as the eighth director and as a member of the Board's Compensation Committee. Mr. Atkins was appointed to the Board pursuant to the Cooperation Agreement.

In addition, under the Cooperation Agreement, the Prairieland Group irrevocably withdrew the Nomination Letter; ceased all solicitations of proxies and other activities in connection with the 2022 annual meeting of shareholders; and agreed to vote in accordance with the recommendation of the Board with respect to certain proposals at all shareholder meetings, subject to various exceptions.

The Prairieland Group also agreed to certain customary standstill provisions and a voting commitment for the duration of the Cooperation Agreement. The Cooperation Agreement will terminate on the earlier of September 30, 2025 and the conclusion of the Company’s 2025 annual meeting of shareholders.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2022.

Independent Directors
The Nominating Committee has determined that each of Messrs. McDermott, Friel, Bultena, Siegel, Atkins, Ms. Williams, and Dr. Griffiths are "independent," as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules (the "Independent Directors"). Accordingly, the Board is composed of a majority of Independent Directors as required by the Nasdaq Listing Rules. In addition, none of our Directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Listing Rule 5250(b)(3) regarding the payment of compensation to directors by a third party in connection with serving as a Director of the Company.

Summary of Board Diversity
The Nominating Committee is responsible for overseeing the process to recruit and vet candidates for nomination to the Board. In selecting nominees, the Board will consider how to best round out the skills and experience in order to ensure an effective, competent Board that represents diverse perspectives and is best suited to govern the Company into the foreseeable future. Diversity of thought, experience, and composition are important factors the Board evaluates when nominating Board candidates. The following chart summarizes certain self-identified personal characteristics of our Directors, in accordance with Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (As of July 8, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	1	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0

PROPOSAL TWO
ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The foundation of our executive compensation program is to pay for performance. Base compensation for our executive officers is set relatively low as compared to members of our peer group, and a meaningful portion of the compensation paid to our executive officers is based on long-term equity incentive compensation and annual non-equity incentive compensation, which is focused on the key results and strategic drivers of our business.

The Compensation Discussion and Analysis section of this Proxy Statement explains in more detail our executive compensation program.

We believe that, viewed as a whole, our compensation practices and policies are appropriate and are fair to both the Company and its executives and align with the long-term interests of our shareholders.

As an advisory approval, this proposal is non-binding. However, the Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive program, value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Chief Executive Officer (the "CEO") and all of the other executive officers named in the Summary Compensation Table appearing later in this Proxy Statement (collectively, along with the CEO, the "Named Executive Officers").

Vote Required
See "Procedural Matters - Voting at the Annual Meeting: Vote Requirements" for a description of the votes required for approval on an advisory, non-binding basis of the Company's compensation of its Named Executive Officers.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL TWO, THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche, LLP ("Deloitte") to serve as our independent registered public accounting firm (the "Independent Auditor") for the fiscal year ending April 26, 2025. Deloitte has been our Independent Auditor since fiscal 2017.

The Audit Committee recognizes the importance of maintaining the independence of the Company's Independent Auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of our Independent Auditor and determines whether to re-engage such firm. In doing so, the Audit Committee considers, among other things, the quality and efficiency of the services provided by the Independent Auditor, its capabilities and its technical expertise, its knowledge of our operations and industry, and relevant information concerning its independence.

While not required to do so, the Board is submitting the selection of Deloitte for ratification to ascertain the views of our shareholders with respect to the choice of Deloitte as our Independent Auditor. If the shareholders do not approve the selection of Deloitte, the Audit Committee will reconsider its selection. A representative from Deloitte is expected to be present at the 2024 Annual Meeting.

Audit and Other Professional Fees
The following table presents the aggregate fees billed for professional services rendered by Deloitte, including out-of-pocket expenses, for fiscal 2024 and 2023. As provided in the Audit Committee’s Charter, all engagements for any non-audit services by our Independent Auditor must be approved by the Audit Committee before the commencement of any such services. The Audit Committee may designate a member or members of the Audit Committee to represent the entire Audit Committee for purposes of approving non-audit services, subject to review by the full Audit Committee at its next regularly scheduled meeting. The Audit Committee considers the provision of services by Deloitte to us, over and above the audit fees, to be compatible with the ability of Deloitte to maintain its independence.

	Fiscal Year Ended
	April 27, 2024	April 29, 2023
Audit Fees (1)	$2,115,530	$968,018
Audit-Related Fees (2)	66,725	43,300
Tax Fees (3)	—	14,453
All Other Fees (3)	3,790	3,790
Totals	$2,186,045	$1,029,561

(1)	Audit Fees consist of fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees are fees for assurance and related services performed by Deloitte, primarily consisting of fees related to the audit of our employee benefit plan.

(3)	Tax and All Other Fees are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

Vote Required
See "Procedural Matters - Voting at the Annual Meeting: Vote Requirements" for a description of the vote required for ratification of the appointment of Deloitte as the Company's independent registered public accounting firm.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 26, 2025 AS SET FORTH IN PROPOSAL THREE.

CORPORATE GOVERNANCE

Board Leadership Structure
The Board is committed to achieving the long-term mutual prosperity of all stakeholders while maintaining the highest standard of responsibility and integrity. The Board has adopted these corporate governance principles to provide an effective framework that reflects a set of core values and provides a foundation for Daktronics governance and management systems. Specific Board responsibilities to achieve this commitment include:

•	Strategic and operational planning: reviewing the overall operating, financial and strategic plans and performance of Daktronics;

•	Management oversight: selecting and evaluating the Company’s CEO and approving and monitoring the selection and evaluation process of other executive officers;

•	Governance, compliance and risk management: overseeing appropriate policies of corporate conduct and compliance with laws; and

•	Financial reporting: reviewing the process by which financial and related non-financial information about the Company is provided to management, the Board and the Company’s shareholders.

The Board believes that it must stay well-informed about the issues, challenges and opportunities facing Daktronics so that the Board members can properly exercise their fiduciary responsibilities to our shareholders. As part of this process, the Board is kept informed of our business, strategies, and major corporate actions through discussions with the Named Executive Officers identified in the Summary of Compensation Table included in this Proxy Statement, by reviewing material provided to them and by participating in meetings of the Board and its committees.

The Board currently combines the roles of CEO and Chairman of the Board ("Chair") and names a Lead Independent Director. Periodically, our Board assesses these roles and the Board leadership structure to assure that the interests of the Company and its shareholders are best served.

The Board has determined that its current structure, with a combined Chair and CEO role, is in the best interests of the Company and its shareholders. Since October 17, 2023, Andrew D. Siegel has served as Lead Independent Director. Kevin P. McDermott served as Lead Independent Director from June 1, 2020 to October 17, 2023.

The Chair conducts the Board meetings. The Chair, after consulting with the Lead Independent Director, sets the agenda for Board meetings, sets schedules, and distributes information to the Board. This collaborative process assures that the agenda takes into account issues and concerns of all Directors and is forward-looking and focuses on strategic matters.

The Lead Independent Director calls and presides over Independent Director meetings and provides timely feedback from each meeting to the Chair. The Lead Independent Director is responsible for promoting effective relationships and open communication among Directors and the CEO, building consensus among Board members, building an effective and complementary Board, promoting the highest standards of corporate governance, participating actively in the selection of new Directors, and promoting the orientation of new Directors to provide coaching and support for their development.

Our governance practices are compliant with the Nasdaq Listing Rules and the corporate governance regulations of the Sarbanes-Oxley Act of 2002. Among other things, these practices include the following:

•	The Nominating Committee reviews with the Board annually the composition of the Board as a whole, including the Directors’ independence, skills, experience, age, diversity, and availability of service to the Company.

•	The Nominating Committee recommends Director candidates for approval by the Board and election by the shareholders, taking into account the Company’s need for diverse skills, professional experiences, backgrounds, and other qualities to ensure a variety of viewpoints.

•	The Board conducts periodic self-evaluations facilitated by the Nominating Committee.

•	The Independent Directors meet in conjunction with regularly scheduled quarterly Board meetings and at other appropriate times.

•	The Board and all Board committees are authorized to hire their own advisors as they deem to be necessary or advisable to fulfill their obligations, and the Company will pay the costs of such advisors.

Meetings of the Board and Committees
During fiscal 2024, the Board held six regularly scheduled meetings and no special meetings; the Audit Committee met five times; the Compensation Committee met eight times; the Nominating Committee met six times; and the Strategy and Financing Committee met zero times. All of the Directors attended at least 75 percent of all meetings of the Board and Board committees upon which they served, and all of the Directors attended the annual meeting of shareholders held in September 2023.

Executive Sessions of the Board
The Board has adopted a practice of meeting in executive session, and with Independent Directors only, in conjunction with each regularly scheduled Board meeting. The Independent Directors met six times in fiscal 2024.

Annual Meeting Attendance Policy
As set forth in our Corporate Governance Guidelines, members of the Board are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings, shareholder meetings, and meetings of committees of the Board on which they serve.

Board’s Role in Risk Oversight
The Board takes an active role in risk oversight both as a full Board and through its committees.The Company's management team attends a portion of each regular Board meeting, and the Board engages management in a review of the business with respect to our strategies and risks. Such risks include those inherent in our businesses as well as the risks from external sources such as competitors, cybersecurity, the economy, credit markets, and regulatory and legislative developments. Management is in regular communication with the Board about the assessment, management, and strategic response to the significant risks to Daktronics. In addition, on March 7, 2024, the Board created a Strategy and Risk Committee to enable an intentional focus of the Board on the Company's longer-term strategic opportunities, plans and related risks; to engage management in review of the Company's longer term strategic planning, strategic initiatives, and technology roadmaps; and to provide oversight of the Company's risk framework and material risks impacting the Company's long-term strategic plans.

Hedging
In accordance with the Daktronics, Inc. Stock Trading Policy for All Employees and Directors (the "Trading Policy), our officers, Directors, senior managers, market managers, and other designated employees are prohibited from engaging in hedging transactions, trading in puts and calls in and engaging in short sales of the Common Stock. In addition to our officers, Directors, and other designated employees, the covered persons under the Trading Policy include family members of such Company personnel sharing the same residence. Hedging or monetization transactions are typically accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, in which all of which our covered persons are precluded from using or trading.

Code of Conduct
The Board has adopted our Code of Conduct, which applies to all of our employees, officers and Directors. Included in the Code of Conduct are ethics provisions that apply to our CEO, Chief Financial Officer, and all other financial and accounting management employees. Copies of the Code of Conduct are available on our website at www.daktronics.com. The Nominating Committee reviews the Code of Conduct annually and oversees its implementation.

Clawback Policy
In September 2023, the Board adopted a Clawback Policy (the “Policy”) providing for the recoupment of certain executive compensation in the event of an accounting restatement resulting from the Company’s material noncompliance with financial reporting requirements under the federal securities laws. The Policy is filed as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended April 27, 2024. It is designed to comply with Section 10D of and Rule 10D-1 under the Exchange Act and Nasdaq Listing Rule 5608. This Policy applies to the Company's current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the Nasdaq Global Select Market, and such other senior executives who may from time to time be deemed subject to the Policy by the Board (the “Covered Executives”). If the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of any excess "Incentive Compensation" (defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. For purposes of this Policy, the term "Incentive Compensation" means Incentive-Based Compensation as defined in accordance with Section 10D of the Exchange Act and the listing standards of the Nasdaq Global Select Market for Covered Executives if such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, including “variable compensation” or “Margin Based Compensation” as referred to within the Company, and the term “financial reporting measures” has the same meaning as defined in accordance with Section 10D of the Exchange Act and the listing standards of the Nasdaq Global Select Market. The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board.

Policy and Procedures with Respect to Related Party Transactions
The Board has adopted a written policy and procedures with respect to related party transactions, which the Audit Committee oversees. Under the policy, a "related party transaction" is generally defined as a transaction, arrangement or relationship in which the Company was, is or will be a participant; the amount involved exceeds $120,000; and in which any "related person" had, has or will have a direct or indirect material interest. The policy generally defines a "related person" as a Director, executive officer or beneficial owner of more than five percent of any class of our voting securities and any immediate family member of any of the foregoing persons.

The Audit Committee reviews and, if appropriate, approves related party transactions, including certain transactions which are deemed to be pre-approved under the policy. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is ongoing.

As reported in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the section entitled “Liquidity and Capital Resources” included in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023, effective on May 11, 2023, the Company entered into the Securities Purchase Agreement (the "Securities Purchase Agreement") with Alta Fox Opportunities Fund, LP, as the holder (the "Holder") of the convertible note (the "Convertible Note") purchased by the Holder under the Securities Purchase Agreement. Under the Securities Purchase Agreement, the Company sold and issued to the Holder the Convertible Note in exchange for the payment by the Holder to the Company of $25.0 million. As of May 11, 2023, and based on Amendment No. 2 to the Schedule 13D filed by the Holder and its affiliates named therein on May 15, 2023 with the SEC, the Holder and its affiliates beneficially owned 4,767,551 shares of Common Stock of the Company, representing 9.99 percent of the Company’s Common Stock, causing the Holder to be a “related party” of the Company under the Company’s written policy and procedures and the applicable definitions under the Securities Act of 1933. The Securities Purchase Agreement, the Convertible Note and, the related Pledge and Security Agreement and Registration Rights Agreement dated as of May 11, 2023 by and between the Holder and the Company were approved in advance of their execution by the Company’s Strategy and Financing Review Committee, the members of which include all members of the Company’s Audit Committee.

Since May 11, 2023, the largest aggregate amount outstanding under the Convertible Note was $25.6 million, consisting of $25.0 million of principal and $0.6 million of interest. During fiscal 2024, we made interest payments of $1.7 million under the Convertible Note.

The description of the Securities Purchase Agreement, the Convertible Note, the Pledge and Security Agreement, and the Registration Rights Agreement dated as of May 11, 2023 by and between the Holder and the Company and their respective terms set forth in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the section entitled “Liquidity and Capital Resources” of the Company's Annual Report on Form 10-K for the fiscal year ended April 29, 2023 is hereby incorporated by reference into this Proxy Statement. In addition, the Company is a party to the Standstill and Voting Agreement dated as of March 19, 2023 with Alta Fox Management, LLC and Connor Haley (the “Standstill Agreement”). The Standstill Agreement is filed as Exhibit 10.13 to our Current Report on Form 8-K filed on March 20, 2023.

As described in Amendment No. 3 (“Amendment No. 3”) to the Schedule 13D filed with the SEC by the Holder and its affiliates named therein on June 9, 2023, and based on other information provided by the Holder, the following persons may be deemed to be beneficial owners of the shares of the Company’s Common Stock beneficially owned by the Holder: Alta Fox GenPar, LP, as the general partner of Alta Fox Opportunities Fund, LP; Alta Fox Equity, LLC, as the general partner of Alta Fox GenPar, LP; Alta Fox Capital Management, LLC, as the investment manager of Alta Fox Opportunities Fund, LP; and P. Connor Haley, as the sole owner, member and manager of each of Alta Fox Capital Management, LLC and Alta Fox Equity LLC.

On June 7, 2023, the Company received from the Holder written notice of a decrease in the “Percentage Cap” (as such term is defined in the Convertible Note) from 9.99 percent to 4.99 percent, which decrease became effective immediately upon the Company’s receipt of such written notice. The Percentage Cap generally represents the maximum percentage of shares of the Company’s Common Stock the Holder may own. In Amendment No. 3, the Holder and its affiliates identified in Amendment No. 3 owned 2,292,736 shares of Common Stock on June 9, 2023, representing 4.99 percent of the Common Stock of the Company, meaning the Holder and its affiliates are no longer “related parties” of the Company under the Company’s written policy and procedures and the applicable definitions under the Securities Act of 1933.

During fiscal 2024, the Company and the South Dakota Board of Regents entered into contracts for video display systems for Dakota State University. The amount of the contracts was $1.2 million. A member of the Company's Board of Directors is the President of Dakota State University.

The Company has entered into no other related party transactions since April 28, 2024 through July 8, 2024.

Committees of the Board
The Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee, and the Strategy and Risk Committee.

Audit Committee. During fiscal 2024, the Audit Committee consisted of Kevin P. McDermott (Chairperson), John P. Friel, Shereta D. Williams, Lance D. Bultena, and Howard I. Atkins (appointed on September 11, 2023). The Board has determined that each Audit Committee member is independent as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. The Board has determined that Mr. McDermott, Mr. Friel, Ms. Williams, and Mr. Atkins are qualified as "audit committee financial experts," as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee assists the Board in fulfilling its oversight responsibilities concerning the quality and integrity of our financial reports and related filings with the SEC. In fulfilling this role, the Audit Committee, among other things, oversees the accounting and financial reporting process and audits of the financial statements and related SEC filings; appoints and determines the compensation of Deloitte & Touche, LLP, which is our independent registered public accounting firm; reviews the scope and findings of the audit; reviews the adequacy and effectiveness of our accounting policies and system of internal control over financial reporting; and oversees our policy and procedures with respect to related party transactions described above in the section entitled "Policy and Procedures with Respect to Related Party Transactions." The Audit Committee monitors the Company's compliance with laws and regulations. The Audit Committee’s written Charter is available on our website at www.daktronics.com.

Compensation Committee. During fiscal 2024, the Compensation Committee consisted of John P. Friel (Chairperson), Dr. José-Marie Griffiths, Shereta D. Williams, Howard I. Atkins, and Andrew D. Siegel (appointed on September 11, 2023). The Board has determined that all of the Compensation Committee members are independent directors as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. The Compensation Committee annually reviews and approves the compensation of the CEO and other executives' compensation packages and acts upon management’s recommendations for executives concerning employee equity incentives, bonuses, and other compensation and benefit plans. The Compensation Committee’s Charter is available on our website at www.daktronics.com.

Nominating Committee. During fiscal 2024, the Nominating Committee consisted Dr. José-Marie Griffiths (appointed Chairperson in March 2024), Lance D. Bultena (Chairperson through March 2024), Kevin P. McDermott, and Andrew D. Siegel. The Board has determined that all of the Nominating Committee members are independent directors as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Our Nominating Committee advises and makes recommendations to the Board on all matters concerning the selection of candidates as nominees for election as Directors; develops and recommends to the Board corporate governance guidelines; oversees our Code of Conduct; and provides oversight with respect to corporate governance and ethical conduct. It also facilitates the annual review of the performance of the Board. The Nominating Committee’s Charter and our Corporate Governance Guidelines are available on our website at www.daktronics.com.

Strategy and Risk Committee. In March 2024, the Board formed the Strategy and Risk Committee, the members of which are Independent Directors Lance D. Bultena (appointed Chairperson in March 2024), John P. Friel, Dr. José-Marie Griffiths, and Shereta D. Williams. The Strategy and Risk Committee was formed to provide an intentional focus of the Board on the Company’s longer-term strategic opportunities, plans and related risks; engage management in review of the Company’s longer-term strategic planning, strategic initiatives, and technology roadmaps; and provide oversight of the Company’s risk framework, cybersecurity, and material risks impacting the Company’s longer-term strategic plans.

Strategy and Financing Review Committee. In December 2022, the Board formed a Strategy and Financing Review Committee (the “Strategy and Financing Review Committee”) as a non-standing committee of the Board to address the Company’s near-term credit needs and to examine alternatives for strengthening the Company’s longer-term financial structure and liquidity profile. The members of the Strategy and Financing Review Committee consisted of Howard I. Atkins (Chairperson), Lance D. Bultena, John P. Friel, Dr. José-Marie Griffiths, Kevin P. McDermott, Andrew D. Siegel and Shereta D. Williams, all of whom are Independent Directors of the Company. This Committee ended in July 2023 after a new financing structure was executed.

Director Qualifications
The information below describes the criteria and process that the Nominating Committee uses to evaluate future candidates to the Board:

When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on the board of directors of other organizations, concern for the long-term interests of the shareholders, governance risk and compliance knowledge, innovation expertise, international business experience, technology company experience, contracting experience, acquisition experience, financial literacy, personal integrity and judgment, and willingness to be prepared and active participants at Board and committee meetings. The Nominating Committee and the Board seek to attract and retain highly qualified and diverse Directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Nominating Committee and the Board seek members who will contribute to our overall corporate goals, taking into account:

•	The Company’s responsibility to its key stakeholders, which include shareholders, customers, suppliers, community, and employees.

•	Integrity in financial reporting and business conduct.

•	The candidates' potential contributions to the long-term interests of shareholders.
•	Diversity of a candidate’s skills and experiences.
 Each candidate for Director must possess the following specific minimum qualifications:

•	Demonstrated integrity and ethics in his or her professional life and an established record of professional accomplishment in his or her chosen field.

•	Absence of any material personal, financial or professional interest in any present or potential competitor of the Company.

•	Ability to participate fully in activities of the Board, including active membership in at least one committee of the Board (in the case of Independent Directors) and attendance at, and active participation in, meetings of the Board and the committee(s) of the Board of which he or she is a member.

The Nominating Committee will not change the manner in which it evaluates candidates for Board nominees, including the applicable criteria set forth above, based on whether the candidate was recommended by a shareholder.

The Board's Evaluation
On an ongoing basis, the Nominating Committee facilitates a process to determine whether the Board and its committees are functioning effectively. The results of this process are reported to the Board for discussion.

How to Contact the Board
Shareholders wishing to contact the Board may do so by writing to it at the following address: Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006.

Compensation Committee Interlocks and Insider Participation
During fiscal 2024, none of our executive officers served on the board of directors or compensation committee of another company that had an executive officer who served on our Board or our Compensation Committee.

Involvement in Certain Legal Proceedings
None of our directors, executive officers or control persons has been involved in any of the following events described in Item 401(f) of Regulation S-K during the past 10 years:

1.a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2.a conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

a.acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.engaging in any type of business practice; or

c.engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3(a) above;

5.being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

6.being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;

7.being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of:

a.any Federal or State securities or commodities law or regulation; or

b.any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Compensation

The following table sets forth information about the compensation paid to and earned by our Directors for the fiscal year ended April 27, 2024:

FISCAL YEAR 2024 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total Compensation ($)
John P. Friel	$65,675	$62,250	$127,925
Kevin P. McDermott	72,250	62,250	134,500
Dr. José-Marie Griffiths	63,100	62,250	125,350
Shereta D. Williams	63,100	62,250	125,350
Lance D. Bultena	65,675	62,250	127,925
Howard I. Atkins	59,594	62,250	121,844
Andrew D. Siegel	63,344	62,250	125,594

(1)
As an employee of the Company, Reece A. Kurtenbach, the President and CEO since September 1, 2013, was a Named Executive Officer during fiscal 2024 and therefore his compensation is reported in the appropriate tables within the section of this Proxy Statement entitled "Executive Compensation."

(2)
The $62,250 amounts represent the September 11, 2023 grants of 6,319 restricted shares of our Common Stock to each of the Directors named in the table with a grant date fair value of $9.85, which vest on August 23, 2024 if they are then Directors of the Company. The dollar amounts in this column of the table were computed in accordance with ASC 718, Compensation - Stock Compensation promulgated by the Financial Accounting Standards Board ("ASC 718").

Independent Director Fees. For fiscal 2024, each Independent Director received an annual cash retainer of $53,750. The following table describes the annual retainers paid for fiscal 2024 to each Independent Director for Board Committee membership participation:

	Chair	Other Members
Audit Committee	$7,250	$4,675
Compensation Committee	7,250	4,675
Nominating Committee	7,250	4,675

Lead Independent Director	15,000

In addition, all Independent Directors served on the Strategy and Financing Review Committee, which was formed in December 2022 and ended in July 2023 after a new financing structure was executed.. There were no retainers or fees paid during fiscal 2024 for participation on this committee.

All of the retainers and fees for Board and Committee service are included in the table above entitled "Fiscal Year 2024 Director Compensation".

Stock Ownership and Retention Guidelines. The Board has implemented stock ownership guidelines for Directors. Under these guidelines, each Director is expected to achieve a target of 5,000 shares of Common Stock owned, excluding shares subject to options. Directors have five years from the date they first become a member of the Board to achieve this level of ownership. As of July 8, 2024, all Directors were in compliance with these guidelines.

Executive Officers
The following discussion sets forth information as of July 8, 2024 about our executive officers who are not Directors.

Name	Positions with the Company	Age	Executive Officer Since
Sheila M. Anderson	Chief Financial Officer and Treasurer	51	2012
Bradley T. Wiemann	Executive Vice President	61	2004
Matthew J. Kurtenbach	Vice President of Manufacturing	55	2014
Carla S. Gatzke	Vice President of Human Resources and Secretary	63	2015

Sheila M. Anderson joined the Company in 2002 as a senior accountant after spending a number of years working as a certified public accountant in public accounting and auditing firms and as a senior accountant at a private company. In 2006, Ms. Anderson was named Corporate Controller and, in 2012, she was named Chief Financial Officer and Treasurer. Ms. Anderson holds a Master of Business Administration degree from the University of South Dakota and a Bachelor of Science degree in Accounting from Southwest Minnesota State University.

Bradley T. Wiemann joined the Company in 1993 as a lead design engineer after spending a number of years with Rockwell International Corporation, where he was involved in flight control systems. In 1994, he became manager of the Company's engineering groups focused on commercial and transportation product design. In 2001, his responsibilities expanded to include sales and service for commercial and transportation. In 2004, he was appointed Vice President, Commercial and Transportation and, in 2012, he was named Executive Vice President. In 2013, his responsibilities expanded to include sales and service for the High School Park and Recreation business unit. Mr. Wiemann holds a Master of Science degree in Electrical and Computer Engineering from the University of Iowa and a Bachelor of Science degree in Electrical Engineering from South Dakota State University.

Matthew J. Kurtenbach joined the Company in 1992 as a manager in manufacturing, and he subsequently served as a project manager for sports projects and as a project manager for the Company's process improvements and facility expansions. In 2001, he was named Manufacturing Manager and, in 2006, he was appointed Vice President of Manufacturing. Also in 2006, he was charged with leading the Company's transformation to lean manufacturing and, in 2013, he gained responsibility for repair center operations associated with after-sales services. Mr. Kurtenbach holds a Master of Science degree in Industrial Management and a Bachelor of Science degree in Electrical Engineering from South Dakota State University. Mr. Kurtenbach is the son of Aelred J. Kurtenbach and the brother of Reece A. Kurtenbach and Carla S. Gatzke.

Carla S. Gatzke joined the Company in 1984 in Systems Sales Engineering where she was responsible for sales and project management for legislative voting systems. In 1988, Ms. Gatzke took an 18-month leave of absence to attend and teach at Drake University. In 1990, Ms. Gatzke returned to Daktronics and managed the Star Circuits division, which manufactured printed circuit boards. In 1992, she became responsible for Human Resources and, in 1996, she added the responsibility of Information and Technology and Systems. In 2006, the responsibility of the Company's Human Resources and Information and Technology and Systems departments separated, and Ms. Gatzke was appointed Vice President of Human Resources. Ms. Gatzke has also served as Corporate Secretary since 1994. Ms. Gatzke holds a Master of Business Administration degree from Drake University and a Bachelor of Science degree in Electrical Engineering with minors in Mathematics and Computer Science from South Dakota State University. Ms. Gatzke is the daughter of Aelred J. Kurtenbach and the sister of Reece A. Kurtenbach and Matthew J. Kurtenbach.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. Those tables and narrative disclosure provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Named Executive Officers, as well as the plans in which they are eligible to participate. At last year’s annual meeting, our shareholders provided an advisory "say-on-pay" vote indicating their overwhelming support of the Company’s compensation program for our Named Executive Officers. Our shareholders had previously voted that such say-on-pay votes be held annually. As a result, a proposal presented to the Company’s shareholders at the 2024 Annual Meeting will seek our shareholders’ input on our executive compensation program.

Executive Summary. Our executive compensation program, developed by management and approved by the Compensation Committee, is intended to be simple (easily understood) and team-based, focused on a few key performance metrics, and balanced among:

•	employees, managers and executives;

•	long-term and short-term objectives;

•	financial and stock performance; and

•	cash and equity compensation.
The compensation program is designed to align the interests of the executive team with the interests of our shareholders. It uses salary, benefits, and non-equity-based and equity-based incentive plans to achieve these goals, with a focus on tying compensation to corporate performance. The retention of top talent and the achievement of corporate objectives measure the effectiveness of our compensation program.

The Company's financial performance for the fiscal year ended April 27, 2024 included an increase in orders of 8.7 percent to $740.1 million as compared to $681.0 million in fiscal 2023. Financial metrics for fiscal 2024 included a 7.0 percent return on assets and a 17.2 percent return on beginning shareholders' equity. Operating margin was 10.6 percent as a percent of sales for fiscal 2024 as compared to 2.8 percent as a percent of sales for fiscal 2023 due to part supply disruptions during fiscal 2023.

Changes to executive compensation during the last fiscal year were mainly due to reflect the Company's performance issues related to liquidity issues and stock performance.

Role of Compensation Committee, Philosophy and Objectives. The Compensation Committee has the responsibility for guiding our executive compensation philosophy and overseeing the design of our executive compensation programs. In arriving at the appropriate levels of pay and incentive opportunities, the Compensation Committee reviews our compensation philosophy and trends in our peer group to assure that our executive compensation program is competitive to effectively recruit and retain talented members of management, focus our executives to achieve short- and long-range corporate objectives, and align the interests of the executives with the interests of our shareholders.
The Compensation Committee bases its executive compensation decisions on the following philosophies:

•	Executive compensation should be appropriate to recruit and retain high-performing executives successfully, taking into account executive pay at comparable companies and our pay practices for non-executive employees.

•	An individual executive's compensation should be based on the executive's responsibility level, capability and performance.

•	The executive team's compensation should include a significant component that is based on the Company's overall financial performance to encourage the executive team to focus on the overall success of the Company.

•	Our executives should receive few perquisites, if any, other than those provided to all employees.
The Compensation Committee annually reviews each executive's compensation. The Compensation Committee has determined that our executives' compensation will include base salary, non-equity-based incentive compensation, and equity-based incentive pay in the form of options and restricted stock units. We view the various components of compensation as related but distinct.

We determine the appropriate level for each executive compensation component based in part, but not exclusively, on the following factors:

•	internal equity and consistency;

•	individual performance;

•	the executive compensation paid by other companies with which we compete for executive talent; and

•	Company performance.
The base salary reflects the pay the Compensation Committee believes is appropriate for each executive's responsibility, capability and performance. The non-equity-based incentive compensation is designed to focus the executive team on the Company-wide goals and objectives, which focus on growth in revenue and reductions in costs in order to achieve and sustain a target operating margin. The Compensation Committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, although it has a preference for a material amount of "at risk" compensation, the amount of which is based on our financial results. The equity-based compensation plan is designed to encourage executives to also own shares of Common Stock in the Company and thereby align executives' interests with our shareholders' interests.

The Compensation Committee considers both internal equity and market competitiveness. We compare executive pay to the compensation of other key managers and employees at the Company. As described below, we also compare overall executive compensation to comparison companies and to salary database information. The Compensation Committee believes that equitable and competitive compensation, as well as leader development and promotion-from-within, are essential to retain high-performing executives. Our currently employed Named Executive Officers have an average of 32.6 years of experience with Daktronics.

For fiscal 2024, our Named Executive Officers were Reece A. Kurtenbach, Chair, President and CEO; Sheila M. Anderson, Chief Financial Officer and Treasurer; Bradley T. Wiemann, Executive Vice President; Matthew J. Kurtenbach, Vice President of Manufacturing; and Carla S. Gatzke, Vice President of Human Resources and Secretary.

Role of Executive Officers in Compensation Decisions. Our CEO and Vice President of Human Resources present to the Compensation Committee their recommendations for the salary, non-equity-based incentive compensation, and equity-based compensation grants for the Named Executive Officers. The Compensation Committee considers these recommendations and accepts or adjusts them, in whole or in part. The CEO and Vice President of Human Resources are not present for the discussions or determinations about their own compensation, but they generally participate in the discussions regarding other executive officers’ compensation. The Chair of the Compensation Committee presents the Compensation Committee’s findings regarding compensation for executive officers to the Board. Based on such input, the Board reviews and generally approves and adopts the Compensation Committee's recommendations regarding the executives' compensation plan.

Benchmarking. In making decisions regarding elements and amounts of compensation, the Compensation Committee considers the compensation paid to executive officers at similar levels and responsibilities. These are public companies in our geographical area with revenues of between $450 million and $2.0 billion and with a focus on manufacturing or technology. The Compensation Committee also takes into account compensation and market data applicable to closely-related industries, whose headquarters are in the United States, and whose revenues are within the peer group range listed above.
The following list sets forth the companies comprising our peer group list:

Apogee Enterprises, Inc.	Hawkins, Inc.	Johnson Outdoors Inc
Badger Meter, Inc.	LSI Industries	Manitowoc Co Inc.
Bio-Techne Corporation	Tennant Company	Proto Labs Inc.
Douglas Dynamics Inc	Lindsay Corporation	Strattec Security Corp.
Graco, Inc.	Enerpac Tool Group Corp.	Mayville Engineering Co Inc.
Flexsteel Industries Inc.

The Compensation Committee also considers compensation data from the Economic Research Institute, which takes into consideration company size, geography, base salary and variable cash compensation but excludes equity incentive compensation information.

The Compensation Committee believes that the Company's executive compensation is sufficiently conservative, as well as appropriately competitive, so as not to require an external consultant opinion.

Elements of Compensation
For fiscal 2024, the principal components of our executive compensation program consisted of the following, each of which is addressed below in greater detail:

•	base salary,

•	non-equity-based incentive compensation plan,

•	equity-based compensation plan, and

•	benefits.
Base Salary. The base salary reflects each executive's responsibility, capability and performance. Base salary is determined based on the benchmarking data for the executive's responsibilities, the executive's experience, and the executive's performance and the impact of such performance on our business results.

The Compensation Committee also takes into account the Company's financial performance, and it has in the past limited executive pay changes based on business or economic conditions. The Compensation Committee also considers the recommendations of the CEO for other Named Executive Officers.

Non-Equity-Based Incentive Compensation Plan. The purpose of our non-equity-based incentive compensation plan is to focus the executive team on the Company-wide goals and objectives of growth in revenue and reductions in costs in order to achieve and sustain a target operating margin. The non-equity-based incentive compensation plan is a formula-based variable cash compensation plan, with no payouts if operating margin is less than 2.5 percent, targeted payouts at a 10 percent operating margin, and maximum payouts at a 12.5 percent operating margin. The targeted level of variable cash compensation varies from an amount equal to five months of base salary to nine months of base salary for each executive officer. The maximum level of the variable cash compensation is 120 percent of the targeted level of variable cash compensation.

This level of non-equity compensation takes into account other non-equity incentive compensation plans at comparable companies, as well as the Compensation Committee's preference for a material level of executive compensation that varies with the Company's performance. The Compensation Committee selected the operating margin measure for the formula because it believes the operating margin measure is the most appropriate indicator of performance that will drive long-term shareholder value, and it is consistent with our corporate strategies.

The various payout percentages based on operating margins are as follows:

Operating Margin	Percentage of Targeted Non-equity Incentive Compensation
Less than 2.5%	—
2.5 to 5.0%	0.0 to 25.0%
5.0 to 7.5%	25.0 to 60.0%
7.5 to 10.0%	60.0 to 100.0%
10.0 to 12.5%	100.0 to 120.0%

We follow applicable laws and regulations and our Clawback Policy regarding the recovery of any non-equity-based compensation, other incentive-based or equity-based compensation, and profits realized from the sale of securities resulting from any misconduct on the part of an executive officer.

During fiscal 2024, the Named Executive Officers were eligible for non-equity-based incentive compensation if the maximum payout of 120 percent of target was achieved as follows: CEO - 90 percent of his base salary; Chief Financial Officer - 65 percent of her base salary; Vice President and Secretary - 50 percent of her base salary; and all other Named Executives Officers - 65 percent of his or her base salary. There was a total of $1,080,981 of non-equity-based incentive compensation for Named Executive Officers in fiscal 2024, $29,362 in fiscal 2023 and none in fiscal 2022.

Equity-Based Compensation Program. Grants of equity awards offer long-term incentives to our executives and align the interests of employees more closely with those of our shareholders.

Each year, the Board, based on recommendations of the Compensation Committee, determines the number of shares of Common Stock that may be subject to equity awards for all employees, including the Named Executive Officers. The total number of shares subject to equity awards is constrained by the Board’s desire to limit dilution to shareholders to a level consistent with our historical levels, which generally approximate a dilution of one percent, and to limit the total grant date fair value of the equity awards to a targeted level. The one percent dilution is based on an assessment of a conservative amount relative to high-tech growth companies. The grant date fair value is based on a comparison to the prior fiscal year's expense and the current year’s estimate of a percentage of total payroll expense. The Compensation Committee and the Board generally follow a practice of estimating the equity grant valuation limit based on the share price on the date of the Compensation Committee meeting at which the equity grants are determined by the Compensation Committee for recommendation to the Board to assure that the valuation limit is consistent with the approximate dilution limit of one percent. The Compensation Committee then allocates these equity grants to the Named Executive Officers, and the CEO allocates equity grants to selected employees. To facilitate the grant of stock options to employees and other executive officers, the Board authorized the CEO to grant individual stock options and restricted stock units during fiscal 2024, subject to the guidelines and limitations imposed by the Compensation Committee.

The Compensation Committee also considers trends in equity-based compensation, the mix of the type of equity grants, and the number of our shares that are available for equity grants. The Compensation Committee and the Board also generally follow a practice of allocating similar equity grants to each of the Named Executive Officers. The allocation to the Named Executive Officers is based on historical grants, the value of past grants, and the Company’s performance, all of which are subject to the objectives listed under the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Role of Compensation Committee, Philosophy and Objectives."

For fiscal 2024, the Compensation Committee determined that each Named Executive Officer would be allocated equity grants for approximately 3,516 shares of Common Stock, with a ratio of 1.85-to-1 of incentive stock options to restricted stock units. The Compensation Committee determined that Mr. Reece A. Kurtenbach should receive a grant of approximately twice the amount of the other Named Executive Officers to facilitate his ownership of additional stock of the Company as the CEO and to reflect a ratio of grants to the CEO compared to the grant to Named Executive Officers that is more similar to the ratio in the benchmarking data. The Compensation Committee determined that the valuation of the equity grants, based on the grant date fair value as determined under ASC 718, would be limited to approximately $1.3 million for all employees, including the Named Executive Officers. The value of the restricted stock units was equal to 100.0 percent of the value of the stock options for executives, as determined under the fair value provisions of ASC 718. For fiscal 2024, all equity grants to employees were made under the Daktronics, Inc. 2020 Incentive Stock Plan (the "2020 Plan").

The Board and the Compensation Committee approve equity grants for Named Executive Officers and other employees annually in their summer meetings to coincide with the director equity grants and the annual meeting of shareholders. Equity awards are not typically granted at other times of the year for employees. The exercise price of all stock options granted is equal to the fair market value of the Common Stock as reported on The Nasdaq Global Select Market on the date of grant, which is defined in the 2020 Plan as the closing price of the Common Stock as reported on The Nasdaq Global Select Market on the date of grant. All options also contain five-year vesting provisions, with 20 percent of the shares underlying the stock option vesting each year following the date of grant. The restricted stock units also contain a five-year vesting provision, with 20 percent of the restricted stock units vesting each year following the date of grant.

Benefits. Our Named Executive Officers are eligible for all benefits generally available to our full-time employees. We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

All employees, including the Named Executive Officers, are entitled to participate in the 401(k) Plan, which is qualified under Section 401(k) of the Internal Revenue Code (the "Code"). At the discretion of the Board, we may make matching contributions equal to a percentage of the salary deduction contributions or other discretionary amounts. We paid $3.2 million, $3.0 million, and $2.6 million in fiscal 2024, fiscal 2023, and fiscal 2022, respectively in matching contributions. Contributions to the 401(k) Plan on behalf of the Named Executive Officers are included in the table entitled "Summary Compensation Table – Fiscal 2024."

All employees, including the Named Executive Officers, are entitled to participate in the Daktronics, Inc. Employee Stock Purchase Plan ("ESPP"), which is intended to qualify under Section 423 of the Code. The ESPP allows employees to purchase shares of Common Stock, subject to annual and ownership limitations, at a price equal to 85 percent of the lower of the fair market value of the Common Stock at the beginning or the end of each six-month offering period.

Accounting and Tax Treatment
We account for equity-based compensation paid to employees under ASC 718, which requires us to estimate and record an expense over the service period of the award. Thus, we may record an expense in one year for awards granted in earlier years. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to option awards, we generally can deduct the gain recognized by employees and directors from the exercise of non-qualified options. However, to the extent that an option is an incentive stock option, we cannot deduct the gain recognized by the optionee upon exercise of the option if there is no disqualifying disposition by the optionee.

With respect to restricted stock awards, we generally can deduct the fair market value of the shares vested on the vesting date. Alternatively, if the recipient were to make an election under Section 83(b) of the Code, we would be entitled to a deduction on the date of grant equal to the value of the restricted stock on the date of grant.

Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to a company's chief executive officer and the four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. Because the potential amount of base salary and non-equity-based incentive compensation that each of our executive officers can earn is less than $1 million, Section 162(m) of the Code has not been material to our compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled "Compensation Discussion and Analysis" with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

John P. Friel, Chair
Dr. José-Marie Griffiths
Shereta D. Williams
Howard I. Atkins
Andrew D. Siegel

EXECUTIVE COMPENSATION

For the fiscal years ended April 27, 2024, April 29, 2023 and April 30, 2022, the following table sets forth information about compensation awarded to, earned by or paid to our principal executive officer and principal financial officer and our next three most highly compensated executive officers whose total compensation was greater than $100,000 for the fiscal year ended April 27, 2024, all of whom constitute our "Named Executive Officers."

SUMMARY COMPENSATION TABLE – FISCAL 2024

Name and Principal Position	Year	Salary($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation($) (3)	All Other Compensation($)(4)	Total($)
Reece A. Kurtenbach	2024	$506,792	$24,241	$24,237	$415,346	$9,900	$980,516
CEO and President	2023	491,400	16,308	35,039	11,286	9,150	563,183
	2022	470,308	28,296	30,375	—	9,694	538,673
Sheila M. Anderson	2024	$327,515	$12,116	$12,116	$192,999	$6,900	$551,646
Chief Financial Officer	2023	314,985	7,550	16,313	5,272	6,536	350,656
	2022	300,192	13,100	14,063	—	7,883	335,238
Bradley T. Wiemann	2024	$306,515	$12,116	$12,116	$180,842	$9,114	$520,703
Executive Vice President	2023	297,515	7,550	16,313	4,930	8,442	334,750
	2022	287,339	13,100	14,063	—	8,186	322,688
Matthew J. Kurtenbach	2024	$296,115	$12,116	$12,116	$174,822	$9,020	$504,189
Vice President	2023	287,115	7,550	16,313	4,761	8,613	324,352
	2022	276,546	13,100	14,063	—	8,296	312,005
Carla S. Gatzke	2024	$252,738	$12,116	$12,116	$116,972	$7,862	$401,804
Vice President and	2023	244,292	7,550	16,313	3,113	7,329	278,597
Secretary	2022	235,523	13,100	14,063	—	7,066	269,752

(1)
Consists of restricted stock units granted under the 2020 Plan for fiscal 2022, 2023 and 2024. In accordance with ASC 718, the amount is calculated based on the grant date fair value of the award. Refer to "Note 10. Shareholders' Equity and Share-Based Compensation" of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2024 for a discussion of the assumptions used in calculating the amounts under ASC 718.

(2)
Consists of stock options granted under the 2020 Plan for fiscal 2022, 2023, and 2024. The value of the option awards is calculated based on the grant date fair value of the award in accordance with ASC 718. Refer to "Note 10. Shareholders' Equity and Share-Based Compensation" of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2024 for a discussion of the assumptions used in calculating the amount under ASC 718.

(3)
The amounts in this column reflect the total variable cash compensation paid to the Named Executive Officers under the non-equity-based incentive compensation plan. As explained above, non-equity-based incentive compensation payments are based upon the achievement of certain operating margin targets for fiscal 2022, 2023, and 2024.

(4)	Consists of matching contributions made by us under the 401(k) Plan, which is intended to qualify under Section 401(k) of the Code.

The following table sets forth information regarding grants of plan-based awards to the Named Executive Officers during fiscal 2024:

GRANTS OF PLAN-BASED AWARDS — FISCAL 2024

	Estimated future payouts under non-equity incentive plan awards(1)				All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date	(#)(2)	(#) (3)	($/share)(4)	awards ($) (5)
Reece A. Kurtenbach	96,863	387,450	464,940	9/11/2023	2,461	4,753	9.85	45,000
Sheila M. Anderson	45,148	180,592	216,710	9/11/2023	1,230	2,286	9.85	22,500
Bradley T. Wiemann	42,304	169,217	203,060	9/11/2023	1,230	2,286	9.85	22,500
Matthew J. Kurtenbach	40,896	163,583	196,300	9/11/2023	1,230	2,286	9.85	22,500
Carla S. Gatzke	27,063	108,250	129,900	9/11/2023	1,230	2,286	9.85	22,500

(1)	Consists of variable cash compensation under our annual non-equity-based incentive compensation plan. The amounts reflect the minimum payment level, if an award is achieved, the target payment level, and the maximum payment level under the plan. For additional information concerning our annual non-equity-based compensation plan, see the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Elements of Compensation."

(2)
Consists of restricted stock units granted to the Named Executive Officers in fiscal 2024 under the 2020 Plan. The units vest as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)
Consists of options granted to the Named Executive Officers in fiscal 2024 under the 2020 Plan. The options vest and become exercisable as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(4)	The exercise price of all options was equal to the closing price of the Common Stock as quoted on The Nasdaq Global Select Market on the date of grant as provided in the 2020 Plan.

(5)
Represents the full grant date fair value determined pursuant to ASC 718 as reflected in our financial statements, based on the number of shares subject to the options and restricted stock unit awards granted and the closing price of the Common Stock as quoted on The Nasdaq Global Select Market on the date of grant, which was $9.85 per share on September 11, 2023.

The following table sets forth information about unexercised options and restricted stock units that have not vested that were held at April 27, 2024 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — FISCAL 2024

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Reece A. Kurtenbach	9/4/2014	15,000	—	13.31	09/04/24	—	—
	9/3/2015	15,000	—	8.51	09/03/25	—	—
	9/1/2016	15,000	—	9.57	09/01/26	—	—
	8/31/2017	15,000	—	9.63	08/31/27	—	—
	9/6/2018	13,500	—	7.83	09/06/28	—	—
	9/5/2019	10,800	2,700	7.47	09/05/29	—	—
	9/30/2020	16,200	10,800	4.11	09/03/30	—	—
	9/2/2021	5,400	8,100	5.66	09/02/31	—	—
	9/8/2022	4,833	19,332	3.02	09/08/32	—	—
	9/11/2023	—	4,573	9.85	09/11/33	—	—
		—	—	—	—	13,261	123,195
Sheila M. Anderson	9/4/2014	7,500	—	13.31	09/04/24	—	—
	9/3/2015	7,500	—	8.51	09/03/25	—	—
	9/1/2016	7,500	—	9.57	09/01/26	—	—
	8/31/2017	7,500	—	9.63	08/31/27	—	—
	9/6/2018	6,250	—	7.83	09/06/28	—	—
	9/5/2019	5,000	1,250	7.47	09/05/29	—	—
	9/30/2020	7,500	5,000	4.11	09/03/30	—	—
	9/2/2021	2,500	3,750	5.66	09/02/31	—	—
	9/8/2022	2,250	9,000	3.02	09/08/32	—	—
	9/11/2023	—	2,286	9.85	09/11/33	—	—
		—	—	—	—	6,230	57,877
Bradley T. Wiemann	9/4/2014	7,500	—	13.31	09/04/24	—	—
	9/3/2015	7,500	—	8.51	09/03/25	—	—
	9/1/2016	7,500	—	9.57	09/01/26	—	—
	8/31/2017	7,500	—	9.63	08/31/27	—	—
	9/6/2018	—	—	7.83	09/06/28	—	—
	9/5/2019	—	1,250	7.47	09/05/29	—	—
	9/30/2020	—	5,000	4.11	09/03/30	—	—
	9/2/2021	—	3,750	5.66	09/02/31	—	—
	9/8/2022	—	9,000	3.02	09/08/32	—	—
	9/11/2023	—	2,286	9.85	09/11/33	—	—
		—	—	—	—	6,230	57,877
Matthew J. Kurtenbach	9/4/2014	7,500	—	13.31	09/04/24	—	—
	9/3/2015	7,500	—	8.51	09/03/25	—	—
	9/1/2016	7,500	—	9.57	09/01/26	—	—
	8/31/2017	7,500	—	9.63	08/31/27	—	—
	9/6/2018	6,250	—	7.83	09/06/28	—	—
	9/5/2019	5,000	1,250	7.47	09/05/29	—	—
	9/30/2020	—	5,000	4.11	09/03/30	—	—
	9/2/2021	—	3,750	5.66	09/02/31	—	—
	9/8/2022	—	9,000	3.02	09/08/32	—	—
	9/11/2023	—	2,286	9.85	09/11/33	—	—
		—	—	—	—	6,230	57,877

Carla S. Gatzke	9/4/2014	6,870	—	13.31	09/04/24	—	—
	9/3/2015	6,870	—	8.51	09/03/25	—	—
	9/1/2016	6,870	—	9.57	09/01/26	—	—
	8/31/2017	6,870	—	9.63	08/31/27	—	—
	9/6/2018	6,250	—	7.83	09/06/28	—	—
	9/5/2019	5,000	1,250	7.47	09/05/29	—	—
	9/30/2020	7,500	5,000	4.11	09/03/30	—	—
	9/2/2021	2,500	3,750	5.66	09/02/31	—	—
	9/8/2022	2,250	9,000	3.02	09/08/32	—	—
	9/11/2023	—	2,286	9.85	09/11/33	—	—
		—	—	—	—	6,230	57,877

(1)	All options vest in equal installments over five years beginning one year after the grant date, but only if the Named Executive Officer is then an employee of the Company, and expire after 10 years.

(2)	Restricted stock units vest as to 20 percent of the shares one year after date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)
Determined by multiplying the Company's $9.29 per share closing price of its Common Stock as reported on The Nasdaq Global Select Market on April 27, 2024, which was the last business day of fiscal 2024, by the number of shares subject to the award.

The following table sets forth information regarding the exercise of stock options by and the vesting of restricted stock awards during fiscal 2024 for the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED – FISCAL 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Reece A. Kurtenbach	—	—	5,400	44,280
Sheila M. Anderson	—	—	2,500	20,500
Bradley T. Wiemann	23,500	81,945	2,500	20,500
Matthew J. Kurtenbach	12,250	61,809	2,500	20,500
Carla S. Gatzke	—	—	2,500	20,500

(1)	Consists of the difference between the closing price of the Common Stock on the date of exercise and the per share exercise price of the option multiplied by the number of shares acquired upon exercise.

(2)	Consists of the number of shares vested multiplied by the market value of the shares of Common Stock as of the vesting date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of April 27, 2024 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2007 Stock Incentive Plan	143,920	$13.31	—
2015 Stock Incentive Plan	674,606	8.67	—
2020 Stock Incentive Plan	816,080	4.29	1,630,690
Employee Stock Purchase Plan(1)	Not Applicable	Not Applicable	1,219,869
Total	1,634,606	$6.89	2,850,559

(1)	Under the ESPP, shares are acquired at the time of investment by the participating employees at the applicable discount.

Post-Employment Compensation

Potential Payments upon Termination of Employment or Change in Control
The table below reflects the compensation that would be paid to each of our Named Executive Officers in the event of termination of such Named Executive Officer's employment. The amounts shown assume that such termination was effective as of April 27, 2024, include estimated amounts earned through such date, and are estimates of the amounts which would be paid out to the Named Executive Officers upon the termination of their employment. The actual amounts to be paid can be determined only at the time of such Named Executive Officer's actual separation from the Company. In addition, there may be re-negotiation of the payments upon any termination of employment or change in control.

Under the 2020 Plan, all options and restricted stock units immediately vest upon a "change in control," as that term is defined in the 2020 Plan. The Daktronics, Inc. 2007 Stock Incentive Plan (the "2007 Plan") and the Daktronics, Inc. 2015 Stock Incentive Plan (the "2015 Plan") have expired, but there are awards outstanding under the 2007 Plan and 2015 Plan that are governed by their terms. Upon a termination of employment for any reason, and consistent with our employment policies which apply to all employees, we are obligated to pay for accrued and unused vacation time, which would then be payable in a lump sum.

Name	Benefit	Termination due to change in control	Termination without cause or for good reason	Termination for cause or for good reason	Death
Reece A. Kurtenbach	Stock option vesting acceleration(1)	$184,887	$—	$—	$—
	Restricted stock unit vesting acceleration	123,195	—	—	—
	Vacation pay	41,278	41,278	41,278	41,278
		$349,360	$41,278	$41,278	$41,278

Sheila M. Anderson	Stock option vesting acceleration(1)	$86,108	$—	$—	$—
	Restricted stock unit vesting acceleration	57,877	—	—	—
	Vacation pay	35,580	35,580	35,580	35,580
		$179,565	$35,580	$35,580	$35,580

Bradley T. Wiemann	Stock option vesting acceleration(1)	$5,850	$—	$—	$—
	Restricted stock unit vesting acceleration	57,877	—	—	—
	Vacation pay	28,386	28,386	28,386	28,386
		$92,113	$28,386	$28,386	$28,386

Matthew J. Kurtenbach	Stock option vesting acceleration(1)	$24,075	$—	$—	$—
	Restricted stock unit vesting acceleration	57,877	—	—	—
	Vacation pay	40,218	40,218	40,218	40,218
		$122,170	$40,218	$40,218	$40,218

Carla S. Gatzke	Stock option vesting acceleration(1)	$85,616	$—	$—	$—
	Restricted stock unit vesting acceleration	57,877	—	—	—
	Vacation pay	44,965	44,965	44,965	44,965
		$188,458	$44,965	$44,965	$44,965

(1)
For option awards, consists of the difference between the $9.29 per share closing price of the Common Stock as reported on The Nasdaq Global Select Market as of April 27, 2024, which was the last business day of fiscal 2024, and the exercise price of the option multiplied by the number of shares subject to the option.

Other Post-Employment Payments
We do not provide pension arrangements, post-retirement health coverage or non-qualified defined contribution plans to any of our employees.

Compensation Risk Analysis
The Compensation Committee has established the non-equity incentive program to be based on the same Company-wide measure for each executive. As previously described, the Compensation Committee has selected operating margin as the Company-wide measure. Basing the program on the same Company-wide measure for all the executives minimizes the risks associated with individual formulas based on individual actions. The non-equity incentive program is the only formula-based incentive-compensation program in the Company.

CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), we are providing the following information with respect to fiscal 2024:

•	the annual total compensation of the median employee of our Company (which excludes our CEO) was $56,242; and

•	the annual total compensation of our CEO was $980,516.

Based on this information, a reasonable estimate of the ratio of the annual total compensations of our CEO and the median employee for fiscal 2024 was approximately 17 to 1.

We determined our median employee compensation as of January 1, 2022. We included all world-wide full-time, part-time, temporary and student employees and excluded our CEO in the median compensation calculation. We calculated each identified employee’s total compensation as the annualized value of their current base hourly rate with scheduled hours or salary rate. Compensation paid in currencies other than U.S. dollars were converted to U.S. dollars based on average exchange rates for the period ended January 1, 2022.

The identified median employee received $55,438 of base pay in fiscal 2024. We then calculated the median employee's annual total compensation on the same basis that we used to calculate the total compensation of our Named Executive Officers set forth in the Summary Compensation Table, which added $804 to the median employee's base pay due to overtime. Thus, our median employee's annual total compensation was $56,242.

The pay ratio reported above is calculated in a manner consistent with SEC rules and guidance, based on our internal records and the methodology described above. In addition, the rules for identifying the "median employee" and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, the compensation for our median employee and the pay ratio reported by us should not be used as a comparison to the information reported by other companies.

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of the Regulation S-K, the following table presents, for each of three most recent fiscal years:
•total compensation, as calculated in the Summary Compensation Table, for our CEO (who was our principal executive officer ("PEO") for the three fiscal years covered by the Pay Versus Performance table) and an average for our other Named Executive Officers ("Non-PEO NEOs");

•Compensation actually paid to our PEO and an average for our Non-PEO NEOs, an SEC-prescribed calculation which adjusts total compensation for the items described below and which does not equate to realized compensation;

•our cumulative total shareholder return ("TSR") since the last trading day before the earliest year presented;

•our net income; and

•our operating income.

For a description of our executive compensation program and the factors used by the Compensation Committee to determine pay for our Named Executive Officers, see the "Compensation and Analysis" section of this Proxy Statement.

Pay versus Performance Table

					Value of $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(4)	Average Summary Compensation Table for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1,4)	TSR	Peer Group TSR(2)	Net Income (Thousands)	Operating Income (Thousands)(3)
2024	$980,516	$1,256,656	494,586	642,730	93.14	31.30	$34,621	$87,115
2023	563,183	669,639	322,089	377,287	43.58	0.02	6,802	21,388
2022	538,673	439,151	309,921	250,296	(45.71)	(11.08)	592	4,046

(1)
The individuals who comprised the Non-PEO NEOs in each of the covered fiscal years were Sheila M. Anderson, Chief Financial Officer and Treasurer; Bradley T. Wiemann, Executive Vice President; Matthew J. Kurtenbach, Vice President of Manufacturing; and Carla S. Gatzke, Vice President of Human Resources and Secretary.

(2)	The peer group used in this Pay Versus Performance table is the Nasdaq Composite-Total Return. We selected this Index of companies with similar market capitalization because we are unable to identify a peer group of companies similar to us in size and scope of business activities or a widely recognized published industry index that accurately reflects our diverse business activities. Most our direct competitors in our various business units are either privately owned or divisions of larger, publicly owned companies.
(3)	Our Company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link compensation actually paid to our PEO and Non-PEO NEOs for fiscal 2023 to our performance, is operating income.
(4)	SEC rules require certain adjustments be made to the Summary Compensation Table ("SCT") totals to determine "compensation actually paid" ("CAP") as reported in the Pay Versus Performance Table. "CAP" does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In general, CAP is calculated as SCT total compensation adjusted to include the fair market value of equity awards as of the last day of the applicable fiscal year or, if earlier, the vesting date (rather than the grant date). The tables below set forth the amounts deducted from and added to the SCT total compensation amounts to calculate CAP for our PEO and average CAP to the Non-PEO NEOs.

Adjustments to Determine Compensation "Actually Paid" for PEO	2024	2023	2022
Deduction for amounts reported under the "Stock Awards" column in the SCT	$(24,241)	$(16,308)	$(28,296)
Deduction for amounts reported under the "Option Awards" columns in the SCT	(24,237)	(35,039)	(30,375)
Increase for fair value of awards granted during fiscal year that remain unvested as of year end	44,630	98,952	31,320
Increase for fair value of awards granted during fiscal year that vest during year	0	0	0
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	209,097	46,934	(75,647)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during the year	70,891	11,917	3,476
Deduction of fair value of awards granted prior to year that were forfeited during year	0	0	0
Increase based upon incremental fair value of awards modified during year	0	0	0
Increase based on dividends or other earnings paid during year prior to vesting date of award	0	0	0
Total Adjustments	$276,140	$106,456	$(99,522)

Adjustments to Determine Compensation "Actually Paid" for Non-PEO NEOs	2024	2023	2022
Deduction for amounts reported under the "Stock Awards" column in the SCT	$(12,116)	$(7,550)	$(13,100)
Deduction for amounts reported under the "Option Awards" columns in the SCT	(12,116)	(16,313)	(14,063)
Increase for fair value of awards granted during fiscal year that remain unvested as of year end	22,308	46,000	14,500
Increase for fair value of awards granted during fiscal year that vest during year	0	0	0
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	117,208	27,498	(45,329)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during the year	32,860	5,563	(1,633)
Deduction of fair value of awards granted prior to year that were forfeited during year	0	0	0
Increase based upon incremental fair value of awards modified during year	0	0	0
Increase based on dividends or other earnings paid during year prior to vesting date of award	0	0	0
Total Adjustments	$148,144	$55,198	$(59,625)

Relationship Between Pay and Performance

We believe the tables above shows the alignment between compensation actually paid to the Named Executive Officers and the Company’s performance, consistent with our compensation philosophy as described in the section entitled “Compensation Discussion and Analysis" in this Proxy Statement. The charts below present a graphical comparison of compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: the Company's (1) TSR; (2) Net Income, and (3) Operating Income.

The chart below presents a graphical comparison of the Company's TSR to the Peer Group TSR for the three fiscal years covered by the Pay Versus Performance table.

AUDIT COMMITTEE REPORT

The function of the Audit Committee is to assist the Board of Directors in fulfilling its legal, fiduciary and oversight responsibilities as they relate to our accounting and financial reporting process and procedures, systems of internal control, the external audit process and independent audit firm selection, and to monitor legal and regulatory compliance. The Audit Committee’s charter is available on the Company’s website www.daktronics.com.

Management is responsible for the Company’s consolidated financial statements and reporting process, the system of internal control over financial reporting, and legal and regulatory compliance.

Deloitte & Touche LLP (the "Deloitte") is our independent registered public accounting firm. They are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States and an assessment of our internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB).

The Audit Committee is comprised of five members who are independent under Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. The Audit Committee members are appointed annually by the Board. Its membership for fiscal 2024 consisted of:

Members	Audit Committee Member since	Attendance/Total Meetings
Kevin P. McDermott	2016	5/5
John P. Friel	2016	5/5
Shereta D. Williams	2021	4/5
Lance D. Bultena	2021	5/5
Howard I. Atkins	September 11, 2023	2/5

Audit Committee meeting agendas are established by the Chairman of the Audit Committee in consultation with management. Each meeting included participation by members of the Company’s corporate and financial management team and representatives of Deloitte. The Audit Committee meets separately in executive session with Deloitte in connection with each Audit Committee meeting.

In connection with its meetings, the Audit Committee receives updates from management on various matters, including the status of litigation and regulatory matters, our banking relationships and credit facilities, estimated cash flow forecasts, capital expenditures, the status of our internal control over financial reporting, and significant estimates used in the preparation of our consolidated financial statements.

The Audit Committee reviewed and discussed with management and Deloitte our quarterly earnings press releases, including the use of any non-GAAP measures used by the Company, and Quarterly Reports on Form 10-Q filed with the SEC.

The Audit Committee reviewed and discussed with management and Deloitte our audited consolidated financial statements as of and for the fiscal year ended April 27, 2024, to be included in the fiscal 2024 Annual Report on Form 10-K. With respect to such consolidated financial statements, the Audit Committee reports as follows:

•The Audit Committee reviewed and discussed with management and Deloitte the results of management's assessment and Deloitte's audit of the effectiveness of the Company's internal control over financial reporting.

•The Audit Committee reviewed and discussed with management and Deloitte the significant accounting policies, including their quality and acceptability, applied by management in the preparation of our consolidated financial statements, as well as alternative treatments; significant estimates and judgments applied by management in the preparation of our consolidated financial statements; and management's and Deloitte's judgment with respect to risk assessment.

•The Audit Committee discussed with Deloitte the matters required by the relevant standards of the PCAOB and other applicable regulations.

•The Audit Committee received from Deloitte the written disclosures and the letter required by applicable requirements of PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, regarding Deloitte’s independence, and have reviewed and pre-approved fees charged by Deloitte and considered whether the provision of such non-audit services to us is compatible with its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for the fiscal year ended April 27, 2024 be included in our Annual Report on Form 10-K for filing with the SEC.

Kevin P. McDermott, Chair
John P. Friel
Shereta D. Williams
Lance D. Bultena
Howard I. Atkins

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

We have adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, we are delivering only one copy of our Annual Report to Shareholders, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to multiple shareholders who have requested paper copies of the Annual Report to Shareholders and Proxy Statement and who share the same address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards or voting instruction cards. In addition, some banks, brokers, trustees and other nominees may be participating in this practice of householding our Annual Report to Shareholders, this Proxy Statement and our Notice of Internet Availability of Proxy Materials. This practice benefits us and our shareholders because it reduces the volume of duplicate information received at a shareholder’s address and helps reduce our expenses. Shareholders who share an address and receive multiple copies of our Annual Report to Shareholders, this Proxy Statement and our Notice of Internet Availability of Proxy Materials may request only one copy of these materials by contacting their bank, broker, trustee or other nominee record holder or by contacting the Company as described in the next paragraph.

Shareholders that have previously received a single set of our Annual Report to Shareholders, this Proxy Statement and our Notice of Internet Availability of Proxy Materials may request their own copies this fiscal year or in future years by contacting their bank, broker, trustee or other nominee record holder or by contacting the Company as described in the next sentence. We will also deliver promptly separate paper copies of our Annual Report to Shareholders, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to any shareholder upon written request sent to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or upon verbal request by calling (605) 692-0200.

AVAILABLE INFORMATION

The Annual Report to Shareholders for the fiscal year ended April 27, 2024, including financial statements, is being mailed with this Proxy Statement. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of this Proxy Statement.

The Annual Report to Shareholders for the fiscal year ended April 27, 2024 can also be accessed on our website at www.daktronics.com by selecting "Investors" at the bottom of the website under "Our Company" and then "Annual Reports and Proxy" under the heading "Financial Information." Any person whose proxy is solicited by this Proxy Statement will be provided, upon request and without charge, with a copy of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024. Please submit such requests to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or by calling (605) 692-0200.

By Order of the Board of Directors,

Carla S. Gatzke
Secretary

PROXY

DAKTRONICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DAKTRONICS, INC.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned hereby appoints Reece A. Kurtenbach and Carla S. Gatzke, and each of them, as proxies, each with full power of substitution and revocation, and hereby authorizes them, and each of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Daktronics, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota, 57006 on September 4, 2024 at 4:30 p.m. Central Time, and at any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

(Continued and to be marked, dated, and signed on other side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Proxy Statement are available at:
http://viewproxy.com/Daktronics/2024

Please mark your votes like this ☒

The Board of Directors recommends a vote "FOR" the following:

NOMINEES:	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT
(1) John P. Friel			☐
(2) Reece A. Kurtenbach			☐
(3) Shereta D. Williams			☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and mark the box for each nominee you wish to withhold.

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Please indicate if you plan to attend this meeting ☐

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

CONTROL NUMBER

Proposal 2. Non-binding advisory vote to approve the compensation of our named executive officers.

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

NOTE: **Transact any other business as may properly come before the meeting.**

Date ______________________

Signature ______________________

Signature (if held jointly) ______________________

NOTE: This proxy should be marked, dated, and signed by each shareholder exactly as such shareholder's name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone.

INTERNET

Vote Your Proxy on the Internet:
Go to www.AALvote.com/DAKT

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:
Call 1-866-804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided.